Exhibit 10.22
INDEPENDENT CONTRACTOR AND NONCOMPETITION AGREEMENT
THIS INDEPENDENT CONTRACTOR AND NONCOMPETITION AGREEMENT (this “Agreement”), dated as of the 1st day of December 2005, between Dean Foods Company (“Dean Foods”), a Delaware corporation, having its principal place of business at 2515 McKinney Avenue, Suite 1200, Dallas TX 75201, and Pete Schenkel (“Mr. Schenkel” or “you").
WHEREAS, the Dean Foods Company, or one or more of its affiliates or subsidiaries (the “Company”) has employed Mr. Schenkel in an executive capacity for several years;
WHEREAS, Dean Foods has offered Mr. Schenkel to continue his employment, in the position of “Vice Chairman” of Dean Foods, for a period of up to two years, under the terms of a written agreement to be executed simultaneously herewith, that shall specify the terms and conditions of his employment and provide commitments to Mr. Schenkel with regard to the salary and incentive compensation opportunities to be made available during such continued employment (the “Employment Agreement”), and to retain access to Mr. Schenkel’s knowledge and experience as a senior advisor for an additional two years thereafter, under the terms of this agreement;
WHEREAS, during his employment, Mr. Schenkel has acquired and will continue to acquire, by reason of his position, substantial knowledge of the operations and practices of the business of Company;
WHEREAS, the Company desires to assure that, to the extent and for the period of Mr. Schenkel’s service to the Company and for a reasonable period thereafter, it may maintain the confidentiality of its trade secrets and proprietary information, goodwill and other legitimate business interests, each of which could be compromised if any competitive business were to secure the services of Mr. Schenkel; and
WHEREAS, to induce Dean Foods to enter into the Employment Agreement, and to provide the commitments to Mr. Schenkel in respect of the substantial compensation to be provided thereunder, the Company has required that Mr. Schenkel enter into this Agreement.
NOW, THEREFORE, it is agreed as follows:
     1. Services. During the period from your Resignation Date, as defined in the Employment Agreement, to December 31, 2009 (the “Senior Advisory Services Period”), your responsibilities under this Agreement will be to provide general advice and consultation to the Chief Executive Officer, Chairman of the Board, and the Dairy Group President on matters of strategy and execution, as well as to provide assistance with respect to such specific operating initiatives as may be requested from time to time (“Senior Advisory Services”). The Company and you intend to have an independent contractor relationship. In performing services for the Company pursuant to this Agreement, you shall act in the capacity of an independent contractor with respect to the Company and not as an employee of the Company. You will, however, be considered an agent for purposes of the Indemnification Agreement dated February 21, 2003 and entered into by you with Dean Foods Company (“Indemnification Agreement”). Notwithstanding the foregoing, in the event that your employment under the Employment

Agreement is terminated by Company with or without Cause or by you for Good Reason (as each such term is defined in the Employment Agreement), there shall be no Senior Advisory Services Period.
     2. Senior Advisory Services Fees. For your Senior Advisory Services you will be paid a Senior Advisory Services fee at the annual rate of $200,000 (the “Senior Advisory Services Fee”). Such Senior Advisory Services Fee will be paid in approximately equal monthly installments, in arrears. In addition, during the Senior Advisory Services Period, Company shall provide you a continued car allowance, reimbursement of expenses, club membership, office and secretarial assistance, and other perquisites and benefits provided to you by the Company on the date hereof. In addition, in the event that your employment under the Employment Agreement is terminated by the Company without Cause or by you for Good Reason, at any time after you execute the Employment Agreement, or the Senior Advisory Period is ended by the Company prior to December 31, 2009 and, in any such case, you have not theretofore breached any of your obligations in Sections 4, 5, or 6, Company shall pay you a single lump sum payment, six months and one day after your termination of employment, equal to the aggregate amount of the Senior Advisory Services Fees that would have been payable during the remainder of the Senior Advisory Services Period.
     3. Acknowledgments. You acknowledge that (i) Company is engaged in a continuous program of research, development and production respecting its business throughout the United States (the foregoing, together with any other businesses in which Company engages from the date hereof to the date of the termination of your employment with Company, is hereinafter referred to as the “Company Business”); (ii) your work for Company allows you access to trade secrets of, and confidential information concerning, Company; (iii) the Company Business is national and international in scope; (iv) Company would not have agreed to employ you and to enter into the Employment Agreement but for the agreements and covenants contained in this Agreement; and (v) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company has expended significant resources to develop. The Company agrees and acknowledges that, on or following the date hereof, it will provide you with one or more of the following: (a) authorization to access Proprietary Information (as defined below) through a new computer password or by other means, (b) authorization to represent the Company in communications with customers and other third parties to promote the goodwill of the business in accordance with generally applicable Company policies and (c) access to participate in certain restricted access meetings, conferences or training relating to your position with the Company.
     4. Non-Disclosure. You recognize that Company competes in a highly competitive field and that Company possesses and will continue to possess information of commercial value that relates to the Company Business, including but not limited to trade secrets, technical and scientific information, financial business information, processes, recipes, formulas, data, know-how, improvements, inventions, product concepts, discoveries, developments, designs, inventions, techniques, marketing plans, strategies, forecasts, new products, blueprints, specifications, programs, ideas, customer lists, vendor lists, pricing and other structures, marketing and business strategies, budgets, projections, licenses, costs, financial data, and plans, proposals and information about Company’s employees and/or consultants (collectively, "Proprietary Information”). Notwithstanding the foregoing, Proprietary Information shall not include information that: (a) is publicly available when received, (b) thereafter becomes publicly available through no fault of your own, (c) is otherwise disclosed by the Company to another party without obligation of confidentiality, (d) is in your possession, or becomes available to you, on a non confidential basis, from a source other than the Company, or (e) that you are required by law, regulation, court order or discovery demand to disclose; provided, however, that in the case of clause (e), you give the Company reasonable notice prior to the disclosure of the Proprietary Information and the reasons and circumstances surrounding such disclosure to provide the Company an opportunity to seek a protective order or other appropriate request for confidential treatment of the applicable Proprietary Information. You agree that the Proprietary Information constitutes a unique and valuable asset which is essential to the Company’s business success, and that any release of Proprietary Information would be harmful to Company and/or its customers. To protect Company’s Proprietary Information, you agree that at all times, including during and after the term of your employment, you will not disclose to any person, firm, company, or corporation or use for your own benefit or for the benefit of any third party (except in furtherance of Company Business or affairs of Company) any and all Proprietary Information that you may have acquired in the course of or as an incident to your employment with Company. You further agree to take all reasonable precautions to protect against the intentional, negligent, or inadvertent disclosure by you of Company’s Proprietary Information to any other person, or business entity, except in furtherance of the Company Business.
     5. Non-Competition. You understand and agree that during your employment with the Company, and during the Senior Advisory Services Period where you are available to provide services to the Company as a senior advisor following your Resignation Date (as defined in such Employment Agreement), you have been and will continue to be provided access to specialized information related to Company Business and trade secrets, as well as Company’s customers and their confidential information. You further agree that if this information were used in competition against Company, Company would experience serious harm and the competitor would have a unique advantage against Company. You hereby covenant and agree that (a) at no time during your employment with Company, (b) at no time during the Senior Advisory Services Period and (c) at no time until the second anniversary of the date of your termination of services for Company (whether as an employee or independent contractor) for any reason (the “Non-Compete Period”), will you (i) develop, own, manage, operate or otherwise engage in, participate in, represent in any way or be connected with, whether as officer, director, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for the ownership of less than five percent equity interest in a publicly traded company) or otherwise, any company or business engaged primarily, or as a substantial part of its business, in the manufacture, distribution, sale or marketing of any Relevant Products in any geographic territory (within or outside the United States) in which Company does business or (ii) act in any way, directly or indirectly, with the purpose or effect of soliciting, diverting or taking away any business, Customer, client supplier, or good will of Company. You acknowledge that this covenant has a unique, substantial, and immeasurable value to Company.
As used, herein, “Relevant Products” means (i) milk and milk based beverages, (ii) creams and creamers, (iii) ice cream and ice cream novelties, (iv) ice cream mix, and (v) cultured dairy products.

Notwithstanding the foregoing, the restrictions of Sections 5 and 6 shall terminate immediately if your employment with the Company under the Employment Agreement is involuntarily terminated by the Company without Cause or by you for Good Reason, at any time after you execute the Employment Agreement, and you will be paid the payments under Sections 2 and 7 in accordance with the terms therein.
     6. Non-Solicitation. (a) Employees. You hereby covenant and agree that at no time during your employment with the Company and during the Non-Compete Period, will you, directly or indirectly, other than in the performance of your duties on behalf of the Company (i) recruit, encourage, solicit or induce any of the Company’s employees to leave the employ of Company; (ii) hire any of the Company’s employees or (iii) assist any third party in hiring any of the Company’s employees.
     (b) Customers. You hereby covenant and agree that at no time during your employment with the Company and during the Non-Compete Period, will you solicit any Covered Customer for the purpose of (i) inducing or otherwise intending to cause such Covered Customer to alter or end its business relationship with Company or (ii) interfering with Company’s business relationship with such Covered Customer or (iii) causing such Covered Customer to purchase products and/or services competitive with those of Company. For purposes of this Agreement, a “Covered Customer” shall mean any company that is doing business with the Company, or negotiating to do business with the Company, prior to any act of interference by you, if within the course of the last two years of your employment with the Company, (a) you or someone under your direct supervision had contact with such company or (b) you received proprietary information regarding such company, it being presumed (subject to your right to prove otherwise by clear and convincing evidence) that by reason of your position with the Company you will have received proprietary information regarding any significant customer of the Company’s Dairy Group.
     7. Payments. In consideration for the covenants provided by you in Sections 4, 5 and 6 hereof, and subject to your continued compliance with the covenants set forth therein, Company shall pay you (i) two hundred and eighty thousand dollars on January 2, 2006; and (ii) four hundred and twenty-five thousand dollars on each of January 2, 2007, January 2, 2008, January 2, 2009, January 2, 2010, January 2, 2011 and January 2, 2012. Notwithstanding the foregoing, in the event of your death prior to the expiration of the Non-Compete Period or in the event that the Non-Compete Period expires prior to December 31, 2011 due to the termination of your employment under the Employment Agreement by the Company without Cause or by you for Good Reason, at any time after you execute the Employment Agreement, and, in either case, so long as you have not theretofore breached any of your obligations in Sections 4, 5, or 6, any payments remaining to be paid under this Agreement shall be paid in a single lump sum payment (a) within 30 days of your death or (b) six months and one day after your termination of employment by the Company without Cause or you for Good Reason. The Company shall still make the payments required pursuant to this Section 7, even if there is no Senior Advisory Period by reason of the last sentence of Section 1 hereof, and even if the Company terminates the Employment Agreement for any reason whatsoever, or the Employment Agreement expires, at any time after you execute the Employment Agreement; provided, however, that if the covenants in Section 5 and 6 of this Agreement are held to be unenforceable (other than because they have automatically terminated pursuant to the terms of the Employment Agreement or this

Agreement), the Company will not have received the consideration for which it bargained, and it shall have no further obligation to make any further payments under this Section 7.
     8. Remedies. You acknowledge, understand, and agree that the restrictions contained in Sections 4, 5, and 6 of this Agreement are necessary to protect the legitimate business interests and good will of Company, and are a material inducement to Company to employ you and to enter into this Agreement, and that any breach of such restrictions would cause Company substantial and irreparable harm for which there is no adequate remedy at law. The parties agree and acknowledge that one of the reasons for entering into this Agreement is to reach a reasonable compromise regarding the subject matter hereof to avoid any uncertainty regarding the enforceability, scope and nature of the restrictions applicable to you and necessary to protect the Company’s legitimate business interests.
If Company deems such action warranted by the particular circumstances, Company shall be entitled, to seek equitable relief including, but not limited to, temporary, preliminary, and permanent injunctive relief, including the issuance of a temporary restraining order, in order to secure the specific performance of this Agreement. You agree that the rights of Company to obtain injunctive relief shall not be considered a waiver of Company’s rights to seek any other remedies it may have at law or in equity. Prior to the Company withholding payment under sections 2 or 7 because of an alleged breach of Sections 4, 5, or 6 the Company shall give Mr. Schenkel ten (10) business days written notice of its intent to withhold payments, which shall include the facts upon which the Company is relying to withhold payments. Without limiting the generality of the foregoing, any monies withheld by the Company under this Agreement will be placed in escrow at the Company’s expense, pending the final resolution by the arbitrator, at which time they shall either be returned to the Company (and the Company shall be relieved from any obligation to make any further payments to you or into escrow) or paid to you with interest, in accordance with the decision of the arbitrator.
The restrictions set forth herein shall be construed as a series of separate and severable covenants. You agree that if in any proceeding, the tribunal refuses to enforce fully any covenants contained herein because such covenants cover too extensive a geographic area or too long a period of time, or for any other reason whatsoever, any such covenant shall be considered divisible both as to duration, and geographic area so that each month of a specified period shall be deemed a separate period of time and each county in each particular state (or such other geographic subdivision as the tribunal determines is reasonable) a separate geographic area, resulting in an intended requirement that the longest lesser period of time or the largest lesser geographic area found by such tribunal to be a reasonable restriction shall remain an effective restrictive covenant specifically enforceable against you. Further, the covenants contained in Sections 4, 5, and 6 shall be construed as agreements independent of any other provision of this Agreement and the existence of any claim or cause of action by you against Company or any of its employees, agents, shareholders, directors, or officers, whether predicated on this Agreement or otherwise, shall not constitute a defense to enforcement by Company of any of these covenants. You also agree that, if you are found to have breached any of the time-limited covenants in Section 4, 5 or 6, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction, up to a maximum of two years.

     9. Arbitration. The parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, including the Optional Rules for Emergency Measures of Protection. The arbitration will take place in Dallas, Texas. The arbitrator will have the authority to award the same remedies, damages, and costs that a court could award. The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision, and any damages awarded where the arbitrator finds you violated any of Section 4, 5, or 6 hereof or Company failed to comply with its obligations under Sections 2 or 7. The arbitrator’s decision will be final and binding. The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. To the extent that any matter related to this Agreement shall be brought in court, (i) the parties agree that Dallas, Texas shall be the sole and exclusive venue in which any such action may be heard, (ii) each party hereby consents to the personal jurisdiction of any court in Dallas, Texas otherwise having jurisdiction over this matter, and (iii) each party hereby waives any right to a trial by jury in any such proceeding. If the arbitrator finds that the Company is liable for any payments under this agreement, any such payments shall be made promptly (but not more that 10 business days) following the entering of such decision, with interest thereon from the date such payments should have been made hereunder to the date of such payment, at the prime rate specified in The Wall Street Journal for the date on which such payment was otherwise due, plus 1%. The arbitration proceedings, any record of the same, and the award shall be confidential. This provision and any decision and award hereunder is governed by and enforceable under the Federal Arbitration Act.
     10. Return of Records. Upon termination of the Senior Advisory Services Period (or, if there is no such period, the termination of your employment), you agree to return to Company all documents (whether electronic or written), notes, drawings data, records, materials and other property of whatever nature received from or and all copies thereof including, but not limited to, those documents, records, and materials containing or relating to the Company’s Proprietary Information. You agree that all such Proprietary Information that is currently in your possession, or control or which possession or control in the future shall be the property of Company. This provision shall not apply to Company documents that are personal to you, including documents reflecting compensation, payroll, benefits, options and awards, and other similar documents.
     11. Miscellaneous.
          (a) Severability. Nothing in this agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any law, statute, ordinance, order or regulation, the latter shall prevail, but in the event of any conflict, any provision of this Agreement shall be curtailed and limited only to the extent necessary to bring it within applicable legal requirements. If any provision of this Agreement should be held invalid or unenforceable, the remaining provisions shall be unaffected by the holding.
          (b) Complete Agreement. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or between, the parties, written or oral, relating to the subject matter hereof, including any non-competition and restrictive covenants in any other agreement between the parties (which include any stock option and restricted and deferred stock or stock units or other equity award agreements); provided however, that all other terms and conditions of those agreements will remain in full force and effect and this section 11(b) shall not in any way modify, limit, alter, impair or supercede (i) the Change in Control Agreement; (ii) the Employment Agreement; (iii) the Indemnification Agreement; or (iv) Mr. Schenkel’s existing Executive Medical Agreement, as amended, entered into with Southern Foods Group, L.P., each of which shall remain in full force and effect in accordance with its terms. Each party agrees and acknowledges that, except to the extent set forth in the Employment Agreement, neither party relied on any representation or understanding outside of the express terms of this Agreement. This Agreement may not be modified, except in a written document executed by both parties to this Agreement.
          (c) Other Agreements. You represent and warrant that you are not a party to or bound by the provisions of any other agreement which would prevent or impair your ability to render services to Company and your entering into this Agreement. The parties hereto each represent and warrant to the other party that the performance of any obligations hereunder by such party will not violate the provisions of or cause such party to be in default under, any other agreement or contract to which such party is a party or by which such party is bound.
          (d) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.
          (e) Governing Law. This Agreement shall be governed by, and this Agreement and any disputes or controversies related hereto shall be construed in accordance with, the laws of the State of Texas, excluding any choice of law provisions that would apply the laws of any other jurisdiction.
          (f) Waiver. No delay on the part of either party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any right, power, or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder, unless in writing and signed by both parties.
          (g) Assignment. This Agreement and your rights and obligations hereunder may not be assigned by you. Company may, without your consent, assign its rights, together with its obligations, under this Agreement. This agreement shall be binding on, and enforceable against, all successors and assignees of Dean Foods.
          (h) Counterparts. This Agreement may be entered into in two or more counterparts, or by facsimile, each of which shall be deemed an original, and together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed and delivered this Independent Contractor and Noncompetition Agreement as of the date first set forth above.

DEAN FOODS COMPANY

Name:	Gregg L. Engles
Title:	Chairman and Chief Executive Officer

Pete Schenkel

8